UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NiSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NiSource Inc.
801 E. 86th Avenue • Merrillville, IN 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING

April 1, 2008

To the Holders of Common Stock of NiSource Inc.:

The annual meeting (the “Annual Meeting”) of the stockholders of NiSource Inc. (the “Company”) will be held at the Grand Wayne Convention Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802 on Tuesday, May 13, 2008, at 10:00 a.m., local time, for the following purposes:

(1)	To elect eleven directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year 2008;

(3)	To consider the board of director’s proposal to amend the Company’s Certificate of Incorporation to eliminate all supermajority voting requirements; and

(4)	To transact any other business that may properly come before the meeting.

All persons who are stockholders of record at the close of business on March 17, 2008 will be entitled to vote at the Annual Meeting.

Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote in person, even if you have previously submitted a proxy.

In order to help us arrange for the Annual Meeting, if you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Gary W. Pottorff
Vice President, Administration & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 13, 2008

The Proxy Statement and 2007 Annual Report to Stockholders
are Available at http://ir.nisource.com/annuals.cfm

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the board of directors of the Company. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the board of directors “FOR” all of the nominees for director, “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2008 and “FOR” management’s proposal to amend the Company’s Certificate of Incorporation to eliminate all supermajority vote requirements (the “Charter Amendment Proposal”). If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters in accordance with their best judgment.

This proxy statement and form of proxy are first being sent to stockholders on April 1, 2008. The Company will bear the expense of this solicitation. The original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, facsimile, e-mail and personal solicitation by officers, employees, and agents of the Company or its subsidiaries. To aid in the solicitation of proxies, the Company has retained BNY Mellon Shareowner Services for a fee of $8,500 plus reimbursement of expenses. The Company also will request brokerage houses and other nominees and fiduciaries to forward proxy materials, at the Company’s expense, to the beneficial owners of stock held of record by such persons.

Who May Vote —

The close of business on March 17, 2008 is the date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 17, 2008, 274,177,301 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy —

If you are a stockholder of record (that is, if you hold shares of common stock of the Company in your own name), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

If your shares are held by a broker, bank or other nominee in “street name,” you will receive voting instructions from that entity, the “record holder,” that you must follow in order to have your shares of common stock voted at the Annual Meeting. If your shares are held by a broker or other nominee and you or any other person entitled to vote those shares does not provide the broker or other nominee with instructions as to how to vote such shares, that broker or nominee will only be able to vote your shares on the matters for which the broker or other nominee has discretionary authority. Brokers and most other nominees will have discretionary authority to vote your shares of common stock with regard to (i) the election of directors, and (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2008. We do not believe that brokers and most other nominees will have discretionary authority to vote your shares with respect to the Charter Amendment Proposal.

If you hold your shares in the Company’s 401(k) plan administered by Fidelity Investments, you will need to vote your shares by one of the methods discussed in this Proxy Statement in order to have your vote counted. Fidelity will not exercise any voting discretion over the shares held in its accounts. If you fail to vote by returning a completed proxy card, or by telephone or through the Internet, your shares held through Fidelity will not be voted.

If you plan to attend the Annual Meeting, please so indicate when you vote, so that the Company may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the meeting must present picture-id along with an admission ticket or evidence of current beneficial ownership.

Voting in Person —

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, including Fidelity Investments as administrator of the Company’s 401(k) plan, then in order to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from the institution that is the holder of record for your shares, indicating that you were the beneficial owner of the shares on March 17, 2008, the record date for voting, and that the record holder is giving you the proxy to vote the shares.

Revoking Your Proxy —

A proxy may be revoked by the stockholder at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Vice President, Administration and Corporate Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by (i) delivering to the Vice President, Administration and Corporate Secretary a duly executed proxy bearing a later date, (ii) voting by telephone or through the Internet on a later date, or (iii) attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting —

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

Votes Required —

In order for a director to be elected, he or she must receive more votes in favor of his or her election than against his or her election. Ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2008 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Approval of the Charter Amendment Proposal requires the affirmative vote of eighty percent (80%) of the outstanding shares of common stock of the Company.

Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election. Abstentions will be counted as a vote against the ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2008, and against the Charter Amendment Proposal.

Stockholders holding shares of stock through the Company’s 401(k) Plan with Fidelity will need to vote their shares by one of the methods discussed in this proxy statement in order to have their votes counted.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s board of directors consists of eleven directors. However, on February 7, 2008, Steven McCracken passed away creating a vacancy on the board. Eleven directors will be elected at this year’s Annual Stockholder’s meeting and each will serve until the 2009 Annual Meeting.

On July 23, 2007, Peter McCausland resigned from the board of directors. At the recommendation of the Corporate Governance Committee, the board of directors elected Deborah S. Coleman to fill the vacancy of Mr. McCausland on August 28, 2007. Ms. Coleman was identified by Russell Reynolds Associates, Inc., a third-party search firm engaged by the board for the specific purpose of identifying highly qualified candidates for potential nomination to the board.

At the recommendation of the Corporate Governance Committee, the board of directors has nominated the persons listed below to serve as directors for the term beginning at the annual meeting on May 13, 2008 and each will serve until the 2009 Annual Meeting. The nominees for election of directors at the annual meeting include ten independent directors, as defined in the applicable rules for companies that trade on the New York Stock Exchange (“NYSE”), and the President and Chief Executive Officer of the Company. The board of directors does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons acting thereunder.

All of the nominees other than Messrs. Abdoo and Jesanis currently serve on the board of directors. Messrs Abdoo and Jesanis were also initially identified by Russell Reynolds Associates, Inc.

The following chart gives information about all nominees (each of whom has consented to being named in the proxy statement and to serving if elected). The dates shown for service as a director include service as a director of our corporate predecessors NiSource Inc. (incorporated in Indiana) and Northern Indiana Public Service Company.

Votes Required

In order to be elected, all nominees must receive more votes cast in favor of such nominee than votes cast against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Richard A. Abdoo, 64
Since May, 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, an environmental and energy consulting firm. Prior thereto Mr. Abdoo was Chairman and Chief Executive Officer of Wisconsin Energy Corporation from 1991 until his retirement in April, 2004. He also served as President from 1991 to April 2003. Mr. Abdoo is a director of A.K. Steel Corporation and Renergy Holdings, Inc.	—
Steven C. Beering, 75
Chairman of the National Science Board, the governing board of the National Science Foundation, an independent Federal agency that promotes the progress of science. President Emeritus of Purdue University, West Lafayette, Indiana	1986
Deborah S. Coleman, 54
Since July 2007, Ms. Coleman has been Executive Vice President and Chief Operating Officer of the National Urban League. Before joining the National Urban League, Ms. Coleman served as Vice President of Global Quality for the Americas Region at Ford Motor Company from December 2004 until her retirement in January 2007. Prior thereto, Ms. Coleman was Chief Executive Officer and Group Managing Director at Ford Motor Company of Southern Africa (Pty) Ltd. from September 2001 to December 2004.	2007
Dennis E. Foster, 67
Principal, Foster Thoroughbred Investments, Lexington, Kentucky. Prior to his retirement in 2000, Mr. Foster was Vice Chairman of ALLTEL Corporation, Little Rock, Arkansas, a full service telecom and information service provider. Mr. Foster also is a director of Windstream Corporation and YRC Worldwide Inc. (formerly Yellow Roadway Corporation)	1999
Michael E. Jesanis, 51
Since November 2007, Mr. Jesanis has been a principal with Serrafix, a firm providing energy efficiency consulting and implementation services, principally to municipalities. He also serves as an advisor to Hy-Syence, a start up technology company focused on extracting electricity from waste water. From July 2004 through December 2006, Mr. Jesanis was President and Chief Executive Officer of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that, Mr. Jesanis was Chief Operating Officer of National Grid USA from January 2001 to July 2004.
—
Marty R. Kittrell, 51
Since December 2007, Mr. Kittrell has been Executive Vice President and Chief Financial Officer of Dresser, Inc., Dallas, Texas, a worldwide leader in providing highly-engineered products for the global energy. Prior thereto, Mr. Kittrell was Executive Vice President and Chief Financial Officer of Andrew Corporation from October 2003 to December 2007, and Vice President, Strategic Planning from June 2002 to September 2003.	2007
W. Lee Nutter, 64
Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., Jacksonville, Florida, a leading supplier of high performance specialty cellulose fibers as well as timberlands and other higher value land holdings. Mr. Nutter was elected director of Rayonier, Inc. in 1996. He is also director of Republic Services Inc., J.M. Huber Corporation and the North Florida Regional Board of SunTrust	2007
Ian M. Rolland, 74
Chairman of the Board since November 2006. Prior to his retirement in 1998, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation, Ft. Wayne, Indiana, a provider of financial products and services. Mr. Rolland also is a director of Bright Horizons Family Solutions and is on the board of advisors of CID Partners	1978

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Robert C. Skaggs, Jr., 53
Chief Executive Officer of the Company since July 2005. President of the Company since October 2004. Prior thereto Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003 to October 2004, President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc., Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003.
2005
Richard L. Thompson, 68
Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and Chairman of the Board of Lennox International, Inc.	2004
Carolyn Y. Woo, 53
Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo also is a director of AON Corporation and Circuit City, Inc.	1998

CORPORATE GOVERNANCE

Director Independence

For many years, a substantial majority of the Company’s board of directors has been comprised of “independent” directors. In order to assist the board in making its determination of director independence, the board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the NYSE Corporate Governance Listing Standards. The Company’s categorical standards of independence are set forth on Exhibit A to this proxy statement and are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on the Company’s website at http://ir.nisource.com.

The board of directors has affirmatively determined that all of the members of the board (except Mr. Skaggs) and all nominees (except for Mr. Skaggs) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the standards for independence set by the board.

Executive Sessions of Non-Management Directors

The non-management members of the board met separately from management two times in 2007. Mr. Ian M. Rolland serves as lead, or presiding director at the executive sessions of the non-management directors. All of the non-management members are “independent” directors.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the board of directors may be made to the board of directors generally, any director individually, the non-management directors as a group or the lead director of the non-management group by writing to the following address:

NiSource Inc.
Attention: [Board of Directors]/[Board
Member]/[Non-management Directors]/[Lead Director]
c/o Gary W. Pottorff, Vice President, Administration & Corporate
Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics Officer at ethics@nisource.com, calling the business ethics program hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Ethics Officer
801 East 86th Avenue
Merrillville, Indiana 46410

Code of Ethics

The board of directors of the Company has adopted a Code of Ethics (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission and NYSE requirements and applies to all directors, officers (including the Company’s principal executive officer, principal financial officer, and principal accounting officer and controller) and employees of the Company and its subsidiaries. Employees who are not executive officers satisfy their compliance obligations under the Code by complying with the Company’s Business Ethics Program, including its Code of Integrity and accompanying booklet. The Business Ethics Program is not considered a part of the Code for any other purpose. A copy of the Code and the Company’s Business Ethics Program is available on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary. The Company intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.

Corporate Governance Guidelines

The board of directors adopted Corporate Governance Guidelines on March 23, 2004, which were amended and restated on November 28, 2006. The Corporate Governance Committee is responsible for reviewing and reassessing the Corporate Governance Guidelines periodically and will submit any recommended changes to the board of directors for its approval. A copy of the Corporate Governance Guidelines can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary.

Meetings and Committees of the Company’s Board of Directors

The board of directors of the Company met seven times during 2007. In May 2007, the Corporate Governance Committee recommended to the board the restructuring of its standing committees. The board approved the creation of the Finance Committee to assist the board in the review of the Company’s financial plans and recommended the elimination of the Executive Committee and the Public Affairs and Career Development and Executive Committee. The responsibilities of the Public Affairs and Career Development Committee were divided between the Corporate Governance Committee and the Officer Nomination and Compensation Committee. The board now has the following five standing committees:

•	Audit,

•	Corporate Governance,

•	Environmental, Health and Safety,

•	Finance, and

•	Officer Nomination and Compensation.

During 2007, each director attended at least 77% of the combined total number of the Company’s board meetings and the meetings of the committees on which he or she was a member except for Mr. McCracken who passed away on February 7, 2008. Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of the Company’s stockholders. All incumbent directors (except Messrs. McCausland and McCracken) who were on the board in May 2007, attended the 2007 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee met eight times in 2007.  The Audit Committee is responsible for monitoring:

•	the integrity of the Company’s financial statements,

•	the independent auditors’ qualifications and independence,

•	the performance of the Company’s internal audit function and the independent auditors, and

•	the compliance by the Company with legal and regulatory requirements.

The board of directors adopted a charter for the Audit Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary.

Mr. Foster was Chair of the Audit Committee throughout 2007. Dr. Woo and Messrs. Rolland, Thompson and Young were members of the Audit Committee throughout 2007. Mr. Kittrell was elected to the committee upon his election to the board on May 8, 2007. Mr. McCausland served on the Audit Committee until his resignation on July 23, 2007. The board of directors has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent registered public accountants, both for 2007 and 2008, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee please see the Audit Committee Report.

Corporate Governance Committee

The Corporate Governance Committee met six times in 2007. The Corporate Governance Committee is responsible for:

•	nomination and compensation of directors,

•	identifying individuals qualified to become board members, consistent with criteria approved by the board,

•	recommending to the board director nominees for election at the next annual meeting of the stockholders,

•	developing and recommending to the board a set of corporate governance principles applicable to the Company, and

•	overseeing the evaluation of the performance of the board of directors and CEO.

Pursuant to the Corporate Governance Guidelines, the Committee, with the assistance of the Company’s staff, reviews the amount and composition of director compensation from time to time and makes recommendations to the board of directors when it concludes changes are needed. The Committee is also responsible for the evaluation of the CEO’s performance. The Committee reviews and approves the Company’s goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives and after receiving input from the board of directors. The Chair of the Committee reports the committee’s findings to the Officer Nomination and Compensation Committee, which uses these findings to set CEO compensation.

The Committee screens candidates for director and makes its recommendations for director to the board as a whole. Based on the committee’s recommendations, the board as a whole selects the candidates for director. In considering candidates for director, the committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in the Company’s business, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other board service. The committee also considers the racial, ethnic and gender diversity of the board. The Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are effective in working in complex collegial settings, (3) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders and (4) are willing and able to make the necessary commitment of time and attention required for effective board service. The Committee also takes into account the candidate’s level of financial literacy. The Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. The Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

For information on how to nominate a person for election as a director at the 2009 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2009 Annual Meeting.”

The board of directors adopted the written charter for the Committee on January 23, 2004, which was amended on February 17, 2006, November 28, 2006, and May 8, 2007. A copy of the Charter can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary. Mr. Rolland was Chair and Drs. Beering and Woo and Messrs. Foster, McCracken, Thompson and Young were members of the Corporate Governance Committee throughout 2007. Ms. Coleman has served on the committee since her appointment to the Board on August 28, 2007 and Messrs. Kittrell and Nutter have served on the committee since being elected to the board on May 8, 2007. The board of directors has determined that all of the members of the Corporate Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines by the board.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee met twice during 2007. This Committee reviews the status of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The Company adopted a charter for this Committee in 2001, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary. Dr. Woo was elected as Chair of the Committee on May 8, 2007 replacing Mr. Welsh who retired from the board on May 8, 2007. Messrs. McCracken and Young were members of the Environmental, Health and Safety Committee throughout 2007. Ms. Coleman has served on the Committee since her appointment to the board on August 28, 2007, and Dr. Beering and Mr. Nutter have served on the Committee since being elected to the Committee on May 8, 2007.

Finance Committee

The board of directors created the Finance Committee on May 8, 2007. The Committee met three times during 2007. This committee is responsible for monitoring the financial plans of the company, capital structure and financial risk. The board of directors adopted a written charter for the Committee on May 8, 2007, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary. Mr. Thompson was elected as Chair of the committee on May 8, 2007 and Messrs. Foster, Kittrell, McCracken, and Nutter have served on the committee since it was created.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee met four times in 2007. The board of directors adopted the current charter for the Officer Nomination and Compensation Committee on January 23, 2004, which was amended on May 8, 2007, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Administration and Corporate Secretary. Pursuant to the charter, this committee advises the board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the committee:

•	approves the CEO’s compensation based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	considers (1) the Company’s performance and relative stockholder return, (2) the value of similar incentive awards to CEOs at comparable companies, and (3) the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	makes recommendations to the board with respect to (1) compensation of executive officers of the Company and (2) incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	recommends Company officer candidates for election by the board;

•	oversees the evaluation of management; and

•	produces the Officer Nomination and Compensation Committee Report on Executive Compensation included in this proxy statement.

The Officer Nomination and Compensation Committee was increased from four directors to five in 2007. All of the directors serving on the Committee are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines, (ii) “non-employee directors” as defined under the Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code. Dr. Beering was Chair and Mr. McCracken was a member of the Committee throughout 2007. Dr. Woo and Mr. Nutter were elected to the Committee on May 8, 2007 and Ms. Coleman has served on the Committee since her appointment to the board of directors on August 28, 2007.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks.

DIRECTORS’ COMPENSATION

Director Compensation.  The Company annually pays each director who is not receiving a salary from the Company (other than Mr. Neale and Mr. Rolland as they served as Chairman) the following fees:

•	$78,000 retainer, consisting of $44,000 in cash and a $34,000 annual award of restricted shares of common stock or restricted stock units, or a combination thereof, under the Company’s Nonemployee Director Stock Incentive Plan,

•	$3,000 for each standing committee on which the director sits,

•	$15,000 annually for each chairmanship of the Audit and the Officer Nomination and Compensation Committees,

•	$10,000 for each chairmanship of the Environmental, Health and Safety, and the Finance Committees,

•	$1,200 for each board meeting attended and

•	$750 per committee meeting attended.

Mr. Rolland served as Chairman of the Board and Chairman of the Corporate Governance Committee of the Company for all of 2007. The board determined that he would be compensated at the rate of $50,000 per calendar quarter, or part thereof, payable in arrears on the last day of each such quarter, in lieu of any other cash compensation to which he would be entitled as a non-employee director, but in addition to any awards or grants to which he may be entitled under the Nonemployee Director Stock Incentive Plan or by virtue of his re-election to the Board.

The restricted shares of common stock or restricted stock units that are granted as part of a director’s annual retainer are granted in four equal installments on the last business day of each calendar quarter. The number of restricted shares of common stock or restricted stock units, as applicable, constituting such quarterly grant is determined by dividing $8,500 by the closing price of the Company’s common stock on the last business day of the relevant quarter.

Election Grants.  Upon election, re-election or appointment to the board, each nonemployee director receives an award of restricted shares of common stock or restricted stock units equal to $30,000 per year of the director’s term. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, is determined by dividing the amount of the grant by the closing price of the Company’s common stock on the date of such election, re-election or appointment. Each member of the board of directors elected on May 8, 2007 received an election grant with a value of $30,000, except for Mr. McCausland. In February 2006, at which time the board of directors was still a classified board, Mr. McCausland was appointed to the board of directors to fill the vacancy of a director whose term would expire at the annual meeting of stockholders in 2008. As a result of this appointment, Mr. McCausland received a grant of restricted stock units with a value of $62,500, representing $30,000 per year for two-years and one full month of pro rata service. Because of the two year and one-month grant made to Mr. McCausland in 2006, Mr. McCausland did not receive an additional election grant in 2007 on his election to the board. Ms. Coleman was appointed to the board of directors to fill the vacancy of Peter McCausland on August 28, 2007. As a result of this appointment, Ms. Coleman received a grant of restricted stock units with a value of $20,000 representing eight months of the annual election grant.

The grants of both the restricted shares of common stock and the restricted stock units under the Company’s Nonemployee Director Stock Incentive Plan vest in 20% annual increments, with all of a director’s stock and units vesting five years after the date of award. However, the grants vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. With respect to restricted stock, dividends are paid to holders in cash on the date dividends are actually paid to stockholders of the Company. With respect to restricted stock units, additional restricted stock units are credited to each nonemployee director to reflect dividends paid to stockholders of the Company with respect to common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock upon the directors termination of service from the board.

The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company’s common stock rather than shares of restricted stock or restricted stock units. In such event, in lieu of such shares of restricted stock or restricted stock units, each nonemployee director would be granted a nonqualified stock option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such nonemployee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. The Nonemployee Director Stock Incentive Plan was amended and restated effective January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code.

Director Retirement Plans.  The Company’s Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board on or before December 31, 2001, who has completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. The benefit under the Retirement Plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director’s retirement from the board and is paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company’s Nonemployee Director Stock Incentive Plan, restricted stock units comparable to the value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002. The Nonemployee Director Retirement Plan was amended and restated effective January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code.

Directors who elected to opt out of the Retirement Plan in 2002 and directors first elected after 2001 do not receive a retirement benefit under the Retirement Plan. Instead, such directors may receive, at the discretion of the Corporate Governance Committee, restricted shares of common stock and/or restricted stock unit grants under the Company’s Nonemployee Director Stock Incentive Plan to ensure that the nonemployee director receives a competitive compensation package. In May 2007, Messrs. Foster, Kittrell, McCracken, Nutter, Rolland, and Thompson were elected to the board of directors at the annual meeting of stockholders. As a result of their election, each received, as an alternate retirement benefit, a grant of restricted stock units with a value of $18,825. In February 2006, at which time the board of directors was still a classified board, Mr. McCausland was appointed to the board of directors to fill the vacancy of a director whose term would expire at the annual meeting of stockholders in 2008. As a result of this appointment, Mr. McCausland received a grant of restricted stock units as an alternative retirement benefit with a value of $26,214, representing $12,583 per year for two-years and one full month of pro rata service. Because of the two year and one-month grant made to Mr. McCausland in 2006, Mr. McCausland did not receive an alternative retirement grant in 2007 on his election to the board, except that he received additional restricted stock units with a value of $6,242 representing the increased value of the alternate benefit when the value was changed by the board in April 2007. In August 2007, Ms. Coleman was appointed to the board of directors to fill the vacancy of a director who resigned. As a result of this appointment, Ms. Coleman received, as an alternative retirement benefit, a grant of restricted stock units with a value of $12,550. Drs. Beering and Woo and Mr. Young did not receive an alternative retirement benefit because they have chosen to continue to participate in the Nonemployee Director Retirement Plan.

Directors’ Charitable Gift Program.  The Company has a Directors’ Charitable Gift Program for nonemployee directors who were serving on the board on or before February 16, 2006, and who were not previously employees of the Company. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director’s private foundation is not eligible to receive donations under the program. The following directors served on the board prior to February 16, 2006 and are still eligible to recommend contributions by the Company: Dr. Woo, and Messrs. Foster and Thompson. No donations or promises of donations were made in 2007.

The table below sets forth all compensation earned by NiSource’s non-employee directors in 2007. Mr. Skaggs is the Company’s only employee director and does not receive any separate compensation for his service on the board. Messrs. Neale and Welsh did not stand for election to the board in May 2007, Mr. McCausland resigned from the board on July 23, 2007, and Ms. Coleman was appointed to the board on August 28, 2007.

				Change in
				Pension Value
				and
				Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash		Stock Awards	Earnings	Compensation		Total
Name	($)(1)		($)(2)(3)(4)	($)(5)	($)(8)		($)

Steven C. Beering	80,975		42,597	200,430	125		324,127
Deborah S. Coleman	23,810		49,473	—	—		73,283
Dennis E. Foster	95,075		45,158	—	58		140,291
Marty Kittrell	48,535		74,790	—	—		123,325
Peter McCausland	34,512		11,517	—	—		46,029
Steven R. McCracken	75,045		79,196	—	131		154,372
W. Lee Nutter	50,530		74,790	—	—		125,320
Gary L. Neale	100,000	(6)	—	—	14,182	(9)	114,182
Ian M. Rolland	200,000	(7)	62,425	—	117		262,542
Richard L. Thompson	87,950		56,124	—	—		144,074
Robert J. Welsh	28,375		(12,000)	220,950			237,325
Carolyn Y. Woo	80,377		42,506	227,454	—		350,337
Roger A. Young	69,900		61,048	207,523	176		338,647

(1)	The fees shown include the annual retainer fee paid to each director, committee chairmanship fees and attendance fees for both board and committee meetings.

(2)	This column shows the dollar amount recognized by the Company for financial statement reporting purposes in 2007 in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123(R) for all restricted stock and restricted stock units granted to each non-employee director including dividend equivalents and the change in fair value measured over the reporting period. The grant date fair value of the directors’ stock awards in 2007, computed in accordance with SFAS No. 123(R) was the following for each director: Dr. Beering — $68,951; Ms. Coleman — $50,054; Mr. Foster — $97,568; Mr. Kittrell — $75,517; Mr. McCausland — $41,890; Mr. McCracken — $87,450; Mr. Nutter — $75,517; Mr. Rolland — $101,753; Mr. Thompson — $89,746; Mr. Welsh — $10,690; Dr. Woo — $70,155; and Mr. Young — $67,446. Mr. Neale did not receive any grants in 2007. Negative numbers in this column result from the change to fair value of restricted stock units caused by a decline in NiSource common stock price.

(3)	As of December 31, 2007, the following stock awards were held by each director: Dr. Beering — 12,434 stock units; Ms. Coleman — 2,667 stock units; Mr. Foster — 22,405 stock units; Mr. Kittrell — 3,314 stock units; Mr. McCracken — 11,228 stock units; Mr. Nutter — 3,314 stock units; Mr. Rolland — 27,078 stock units; Mr. Thompson — 13,671 stock units; Dr. Woo — 12,434 stock units; and Mr. Young — 9,409 stock units.

(4)	The amounts shown include the total value of the quarterly retainer paid in restricted stock units and dividend equivalents and the additional value of a grant of restricted stock units and dividend equivalents to

Messrs. Beering and Young and Dr. Woo on being reelected to the board on May 13, 2007, and the alternate retirement benefit and dividend equivalents paid under the Company’s Nonemployee Director Stock Incentive Plan on being elected or appointed to the board to Ms. Coleman and Messrs. Foster, Kittrell, McCausland, McCracken, Nutter, Rolland and Thompson.

(5)	In 2002, the directors were provided with the opportunity to opt out of the Nonemployee Director Retirement Plan. Drs. Beering and Woo and Messrs. Welsh and Young are the only directors who are eligible for a retirement benefit under the plan. Mr. Welsh retired form the board on May 8, 2007. See “Director Retirement Plans” below for a discussion of the retirement plan.

(6)	The amount shown for Mr. Neale represents amounts paid pursuant to a letter agreement between the Company and Mr. Neale entered into in connection with his retirement as CEO in July 2005. The agreement provides that the Company will pay Mr. Neale $50,000 per calendar quarter for his services as Chairman of the Board for the period from July 1, 2005 through June 30, 2007 in lieu of the compensation and other benefits provided to other non-employee directors. On November 28, 2006, the terms of the original letter agreement were modified to provide an earlier end date of May 8, 2007. The modified agreement also provided for the payment of the remaining quarterly fees of $100,000 to be paid on January 3, 2007. Under the agreement, Mr. Neale also receives certain perquisites. (See footnote 11 below). In addition, under the arrangement, for purposes of vesting and determining any lapse of restrictions on awards under the Long Term Incentive Plan, Mr. Neale receives service credit under the Long Term Incentive Plan until such time as all awards granted thereunder have vested.

(7)	The amounts shown for Mr. Rolland reflect the quarterly fee paid to him for his services as Chairman of the Board.

(8)	The amount shown represents taxes paid for spousal travel in Company aircraft to company sponsored events.

(9)	The amount shown includes $3,884 to provide medical and dental coverage in accordance with Mr. Neale’s letter agreement, $3,834 for spousal travel, and $6,464 for financial advisory fees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.	27,409,794	9.9	%(1)
100 East Pratt Street Baltimore, MD 21202-1008
UBS Global Asset Management (America), Inc.	20,321,535	7.4	%(2)
Bahnhofstrasse 45, PO Box CH-8021 Zurich, Switzerland
Lord, Abbett & Co. LLC	18,124,272	6.6	%(3)
90 Hudson Street Jersey City, NJ 07302-3900
Barclays Global Investors	14,634,931	5.3	%(4)
Apianstrasse 6 D-85774 Unterfohring, Germany

(1)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of T. Rowe Price Associates, Inc. on February 12, 2008. These securities are owned by various individual investors to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investment and/or sole power to vote securities. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(2)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of UBS Global Asset Management (America), Inc. on February 11, 2008. These securities are owned by various individual investors to which UBS Global Asset Management (America), Inc. serves as investment advisor with power to direct investment and/or sole power to vote securities. UBS Global Asset Management (America), Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(3)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Lord, Abbett & Co. LLC on February 14, 2008. These securities are owned by various individual investors to which Lord, Abbett & Co. LLC serves as investment advisor with power to direct investment and/or sole power to vote securities. Lord Abbett & Co. LLC expressly disclaims that it is, in fact, the beneficial owner of these securities.

(4)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Barclay’s Global Investors on February 6, 2008. These securities are owned by various individual investors to which Barclay’s Global Investors serves as investment advisor with power to direct investment and/or sole power to vote securities. Barclay’s Global Investors expressly disclaims that it is, in fact, the beneficial owner of these securities.

The following table contains information about the beneficial ownership of the Company’s common stock as of March 3, 2008 for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)

Richard A. Abdoo	0
Steven C. Beering	6,704
Robert D. Campbell	15,620
Dennis E. Foster	22,626
Deborah S. Coleman	0
Jeffrey W. Grossman	147,281
Christopher A. Helms	50,110
Carrie H. Hightman	2,925
Michael E. Jesanis	0
Marty Kittrell	0
W. Lee Nutter	30,000
Michael W. O’Donnell	431,976
Eileen O’Neill Odum	0
Ian M. Rolland(3)	26,777
Robert C. Skaggs, Jr.	335,720
Jimmy D. Staton	0
Richard L. Thompson	5,000
Carolyn Y. Woo	4,000
All directors and executive officers as a group	1,078,739

(1)	The number of shares owned includes shares held in the Company’s Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company’s Retirement Savings Plan (the “401(k)”), shares held in the Company’s Employee Stock Purchase Plan and restricted shares awarded under the Company’s 1994 Long-Term Incentive Plan (the “Incentive Plan”). The percentages of common stock owned by any director or named executive officer, or all directors and named executive officer, or all directors and executive officers as a group, does not exceed one percent of the common stock outstanding as of March 1, 2008.

(2)	The totals include shares for which the following individuals have a right to acquire beneficial ownership, within 60 days after March 1, 2007, by exercising stock options granted under the Incentive Plan: Robert C. Skaggs, Jr. — 281,479 shares; Michael W. O’Donnell — 368,152 shares; Christopher A. Helms — 28,571 shares; Jeffrey W. Grossman - 124,849 shares; and all executive officers as a group — 803,051 shares.

(3)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Philosophy and Decisions

The Officer Nomination and Compensation Committee (“Committee”) is composed entirely of independent directors. The Committee administers the executive compensation programs. It approves the compensation of the Chief Executive Officer (“CEO”), based on the Corporate Governance Committee’s report on its evaluation of CEO performance. The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans and reviews and approves the general compensation policy for other officers of the Company and officers of its principal subsidiaries. Further, the Committee makes recommendations to the Board with respect to the specific compensation of the CEO’s direct executive reports, which we refer to as the Company’s senior executives.

The Company’s executive compensation program is designed to attract and retain highly qualified executives and provide compensation in a manner that is aligned with the Company’s strategic plan to create additional stockholder value. Our compensation policy is designed to relate total compensation to corporate performance, while remaining competitive with the compensation practices of competitors in the energy industry and, to a lesser extent, general industry. Accordingly, the Committee’s philosophy is to provide a competitive total compensation program based on the approximate 50th percentile of the range of compensation paid by similar energy companies, taking into account the Company’s performance and individual performance.

The Committee generally determines all elements of compensation on an annual basis, currently in January. On occasion, the Committee will consider compensation at other times of the year — for example, when new executives are being considered for employment by the Company or when the Committee deems it appropriate to consider an adjustment to a particular executive’s compensation.

The Committee engaged the services of Hewitt Associates (“Hewitt”), an independent executive compensation consulting firm, to advise it with respect to compensation design, comparative compensation practices, and other compensation matters. Under separate agreements, Hewitt also provides other services to the Company, including benefits administration, actuarial services, and health and welfare consulting. The Committee’s decision to engage Hewitt to provide consulting services to the Committee is independent of the Company’s engagement of Hewitt for these other services. The Committee has instructed Hewitt that its executive compensation consultant is to act independently of management with respect to the executive compensation services Hewitt provides to the Committee. The same executive compensation consultant has worked with the Committee for several years. He does not receive any incremental compensation from Hewitt for Hewitt’s provision of any other services to the Company and he does not receive any individual incentives for cross-selling other Hewitt services. He does not manage the overall relationship with NiSource, and the Committee reasonably believes that his judgments are not in any way influenced by the other work Hewitt performs. The Committee meets with the executive compensation consultant in executive session without management present.

For its 2007 compensation considerations, the Committee engaged Hewitt to provide the Committee survey information for (1) a group of energy companies, including gas, electric, combination utility, and natural gas transmission companies and (2) a diversified group of companies representing general industry. The Committee primarily considers the survey information for the energy companies. The Committee considers, to a lesser extent, general industry information for those executive positions where the Company would compete among general industry firms for executive talent. For its 2007 considerations, the Committee approved the following executive compensation comparative groups:

Energy Company Comparative Group

AGL Resources Inc	Nicor Inc.
Allegheny Energy, Inc.	Pepco Holdings, Inc.
Ameren Corporation	PG&E Corporation
American Electric Power Company, Inc.	PNM Resources, Inc.
Aquila, Inc.	PPL Corporation
CenterPoint Energy, Inc.	Public Service Enterprise Group
CMS Energy Corporation	Questar Corp*
Dominion Resources, Inc.	SCANA Corporation
DTE Energy Company	Sempra Energy
Duke Energy Corporation	Southern Company
El Paso Corp*	TXU Corp.
Equitable Resources Inc.*	WGL Holdings, Inc.
FirstEnergy Corp	Williams Cos Inc.*
Kinder Morgan Energy — LP*

General Industry Comparative Group

3M Company	Illinois Tool Works Inc.
ALLTEL Company	ITT Industries, Inc.
American Standard Companies Inc.	Kellogg Company
Automatic Data Processing, Inc.	Kennemetal Inc.
Avon Products, Inc.	Kimberly-Clark Corporation
Baxter International Inc.	Masco Corporation
The Black & Decker Corporation	Newell Rubbermaid Inc.
Boise Cascade Corporation	Officemax Inc.*
Briggs & Stratton Corporation	Rockwell Automation, Inc.
Campbell Soup Company	The Scotts Company
The Clorox Company	The Sherwin-Williams Company
FMC Corporation	Tribune Company
General Mills, Inc.	W.W. Grainger, Inc.
The Goodyear Tire & Rubber Company	Whirlpool Corporation

The companies with an asterisk were added by the Committee for consideration in its compensation determinations in January 2008. The Committee considers the surveys and advice provided by Hewitt in determining each executive officer’s base salary, annual incentives and long-term equity-based compensation.

In making its recommendations concerning the various components of executive compensation, the Committee takes into account various factors, including:

•	The competitiveness of the Company’s programs, based upon competitive market data (described more fully below),

•	The attainment of established business and financial goals for the Company, and

•	An executive’s position, level of responsibility, and performance, as measured by his or her individual contribution to the Company’s achievement of its business objectives.

In making its compensation decisions for the CEO, the Committee considers the Corporate Governance Committee’s evaluation of the CEO’s performance. Under our governance structure, the Corporate Governance Committee has the responsibility to evaluate the CEO’s performance. The Corporate Governance Committee also meets with the CEO and the Senior Vice President, Human Resources to review the performance of the other senior executives. In this meeting, the Corporate Governance Committee also reviews the Company’s succession plans for senior executives. Because all of the members of the Committee are also members of the Corporate Governance Committee, each member of the Committee participates in this performance review discussion.

For 2007, the Committee considered the performance reviews of senior executives in making their compensation recommendations to the board. The Committee recommends adjustments to compensation based upon the individual’s contributions to the Company, the achievement of predetermined goals and the performance of the business. The Committee discusses and considers these factors, and then makes compensation recommendations to the full board of directors, which takes the final action on these matters. The board accepted all of the Committee’s recommendations in 2007.

Elements of Compensation

Our executive compensation program consists of: base salary; an annual incentive plan; long-term incentive compensation; benefit programs (including pension, retirement savings, deferred compensation and health and welfare); a limited amount of perquisites; and post-termination benefits. With respect to balancing these elements, the Committee considers competitive conditions, internal comparisons, Company and individual performance, and historical Company practices.

The Committee approves compensation for Robert C. Skaggs, Jr., President and CEO. The Committee makes recommendations to the board with respect to the compensation of our senior executive officers, which includes all of our named executive officers other than Mr. Grossman.

Beginning in 2006, the Committee modified its overall compensation philosophy to provide a competitive total compensation program based on the approximate 50th percentile of the range of compensation paid by similar energy companies, taking into account the Company’s performance. The Committee seeks to align executive compensation with Company performance.

Base Salary:  We target base salary at the 50th percentile of the range of compensation paid by the companies in the Energy Company Comparative Group in order to be competitive for these executive positions. The Committee reviews the base salary of the Company’s senior executives annually. The Committee determines base salary based upon the consideration of such factors as level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to the business objectives. For 2007, Messrs. Skaggs, O’Donnell and Campbell determined the base salary of Mr. Grossman by considering these same factors.

For 2007, the Committee recommended to the board that the base salaries of Messrs. Skaggs and Campbell should remain the same as they were in 2006. Mr. Skaggs requested that his base salary not be increased for 2007. The Committee and the board agreed to honor Mr. Skaggs’ request for 2007 even though they recognized that the Company had made significant progress on its four-part business plan, the Company had met the goals of its 2007 financial plan, and that Mr. Skaggs’ base salary would remain below the 50th percentile of salaries in the comparative groups.

With respect to Mr. Campbell, the Committee determined that an increase in base compensation in 2007 was not warranted because Mr. Campbell’s base compensation was near the 50th percentile for similar positions within the Energy Company Comparative Groups and because Mr. Campbell would receive a guaranteed bonus payment for 2007 pursuant to his employment agreement with the Company.

The Committee recommended to the Board that Mr. O’Donnell’s base salary be increased to $450,000 effective March 1, 2007 (the Company generally makes base salary adjustments for exempt employees effective March 1 of each calendar year). The Committee’s reasons for this recommendation were that Mr. O’Donnell had performed effectively as Chief Financial Officer and that the proposed base salary was near the 50th percentile for similar positions within the Energy Company Comparative Group.

The Committee also recommended to the Board that Mr. Helms’ base salary be increased to $500,000 effective March 1, 2007. The Committee’s bases for this recommendation were to recognize Mr. Helms’ leadership of NiSource’s Gas Transmission and Storage Operations, including the development and implementation of a growth strategy, and to remain competitive within the natural gas transmission industry for senior executives.

Messrs. Skaggs, O’Donnell, and Campbell determined that Mr. Grossman’s base salary should be increased from $245,000 to $252,500 effective March 1, 2007 because Mr. Grossman continued to effectively oversee the Company’s financial reporting systems and a base salary of $252,500 was near the 50th percentile for similar positions within the Energy Company Comparative Group.

Annual Incentive Plan:  The Committee determines annual incentive ranges for all senior executives under the NiSource Corporate Incentive Plan, which is a broad-based plan that extends to most employees within the organization. The purpose of this component is to provide an incentive opportunity for employees based upon the annual performance of the Company.

The incentive ranges for the named executive officers, stated as a percentage of base salary, under the Corporate Incentive Plan in 2007 were:

Robert C. Skaggs, President and Chief Executive Officer	35% to 105%
Michael W. O’Donnell, Executive Vice President and Chief Financial Officer	32.5% to 97.5%
Christopher A. Helms, Executive Vice President and Group Chief Executive Officer	32.5% to 97.5%
Robert D. Campbell, Senior Vice President, Human Resources	25% to 75%
Jeffrey W. Grossman, Vice President and Controller	25% to 75%

Under the NiSource Corporate Incentive Plan, the Board annually establishes a trigger amount of financial performance below which no annual incentive is paid. At that trigger level, employees in good standing are eligible to receive an incentive in accordance with the plan at the bottom of the individual’s incentive opportunity range. The Committee retains the discretion once the trigger is met to pay incentives under the NiSource Corporate Incentive Plan within the incentive opportunity range for each executive shown above. Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee’s eligible earnings may be made to an employee’s account in the Company’s Retirement Savings Plan on behalf of all eligible employees, including the named executive officers, based on the identical overall corporate financial performance measure.

In 2007, the trigger amount of financial performance was $1.35 of net operating earnings per share (after accounting for the cost of any incentive payout). For 2007, the Company achieved $1.37 of net operating earnings per share from net operating earnings (after accounting for the cost of any incentive payout). Because the Company exceeded the trigger level of financial performance, the Committee deemed it appropriate to fund the incentive pool for 2007 at a level of 125% of trigger in light of the Corporation’s performance and to recognize the employees of the Corporation for their contributions. The Board accepted the Committee’s recommendation. Further, the

Company made a profit sharing contribution of 0.5% of an employee’s eligible earnings, including the named executive officers, to the respective employees’ accounts in the Company’s Retirement Savings Plan.

The Company focuses on net operating earnings for determining financial performance for its incentive compensation plans, which is a non-GAAP measure, because management believes this measure better represents the fundamental earnings strength and performance of the company. NiSource uses this measure internally for budgeting, for reporting to the board of directors. Net operating earnings is defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items. Adjustments reflected in this measure are primarily weather, restructuring and transition costs related to the outsourcing contract with IBM, gains and losses on the sale of assets, certain reserve adjustments and other items.

Mr. Skaggs requested that he not receive an incentive payout for 2007. Although the Company accomplished the financial performance for a payout under the 2007 incentive plan, the market price of the Company stock declined during 2007. Further, as described below, Mr. Skaggs, like other recipients of the 2007 LTIP grant, received an increase in the number of shares awarded to him as a result of the Company’s 2007 financial performance. Mr. Skaggs explained to the Committee that in light of the Company’s stock price and his receipt of additional shares under the 2007 LTIP grant he did not believe that an incentive payout was warranted. The Committee and the board agreed to this request.

Mr. Skaggs made recommendations to the Committee with respect to the award of incentive payouts to senior executives, including all of the named executive officers, for 2007. The Committee considered Mr. Skaggs’ recommendations, as well as overall corporate performance, the contributions of the individual executives, the individual executive’s incentive range and the funding level of the incentive pool approved by the board. The Committee, in turn, made its recommendation to the board. The board accepted all of the Committee’s recommendation for incentive payouts.

The Committee accepted Mr. Skaggs’ recommendation that Mr. O’Donnell receive an incentive payout of $185,000 based upon his performance and his individual contributions to the Company’s performance. His contributions included the refinancing of $800 million in Company debt on favorable terms, maintaining investment grade credit ratings, and the ongoing enhancement of the Company’s capital expense program.

The Committee accepted Mr. Skaggs’ recommendation that Mr. Helms receive an incentive payout of $225,000 based upon his performance and his individual contributions to the Company’s performance. His contributions included the delivery of key growth projects, the attainment of key revenue metrics, the divestiture of certain non-core assets, and the reorganization of the natural gas transmission and storage business unit.

Under the terms of the letter agreement dated August 10, 2005 between the Company and Mr. Campbell, the Company agreed that Mr. Campbell would receive a minimum bonus in 2007 of at least $135,000. The Committee accepted Mr. Skaggs’ recommendation that Mr. Campbell receive an incentive payout of $140,000 for 2007 based upon his performance and his individual contributions to the Company’s performance. His contributions included redefining the Company’s employee proposition in the areas of employee engagement, compensation and benefits, performance management, and leadership development.

The Committee accepted Mr. Skaggs’ recommendation that Mr. Grossman receive an incentive payout of $80,000 based upon his performance and his individual contributions in overseeing the Company’s financial reporting systems. Further, Messrs. Skaggs, O’Donnell, and Campbell determined that Mr. Grossman should receive an additional key performer award of $20,000 to recognize his contributions.

For 2008, the board set the trigger amount of financial performance at $1.25 of net operating earnings per share, the target amount of financial performance at $1.30 of net operating earnings per share, and the stretch amount of financial performance at $1.35 of net operating earnings per share. All of these financial measures are after accounting for the cost of any incentive payout.

Long-term Incentive Plan(LTIP):  The Company’s compensation program includes a long-term incentive component of equity-based compensation. The purpose of this component includes:

•	Aligning executives’ compensation with the long-term strategic plan of the Company;

•	Aligning the interests of the executives with the interests of its long-term stockholders in increasing the value of the Company’s stock; and

•	Providing competitive compensation so that the Company can recruit and retain executive talent.

Under the LTIP, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the LTIP, and the Company’s total compensation target in establishing long-term incentive awards. The actual compensation value of awards under the LTIP depends on actual stock price appreciation and total stockholder return.

In 2003 and 2004 (and with respect to certain employees new to the Company in 2005), the Company made grants of restricted and contingent stock under the LTIP pursuant to a Time Accelerated Restricted Stock Award Program (“TARSAP”). Generally under the plan, restrictions with respect to the TARSAP awards lapse six years from the date of the grant; however, if at the end of a three year performance cycle the Company met specified performance targets, the restrictions with respect to the awards would lapse on the third anniversary of the grants. The three-year TARSAP performance targets were not met so the vesting was not accelerated on either grant. The six-year lapse period on awards of restricted stock is reduced on a pro rata basis for an executive if he or she terminates employment due to disability or death. The six-year lapse period on awards of contingent stock is reduced on a pro rata basis for an executive if he or she terminates employment, without cause, on or after attaining age 55 with ten years of service, or if he or she dies or becomes disabled, to a minimum of three years to the extent that the end of the six-year period would extend beyond age 62. In the event of a change in control, all restrictions on the TARSAP awards immediately lapse five business days prior to the date such change in control occurs.

In 2005, the Company provided awards to incumbent executives under the LTIP only in the form of stock options that vested immediately and required a minimum one-year holding period prior to exercise. The Company also made grants of restricted stock to Messrs. Helms and Campbell upon their respective employment by the Company. These grants are subject to the restrictions under the TARSAP described above, as if the grants were made in 2003 and 2004.

In addition, the Company granted Mr. Helms a restricted stock award of 10,000 shares. The restrictions on these shares lapse on March 31, 2008; the actual number of shares which vest will be a percentage (not to exceed 100%) determined by the achievement of specified performance goals. These goals are: (1) develop and execute an aggressive pipeline unit growth strategy that results in the development and approval of material regulated pipeline and storage asset capital projects that meet or exceed corporate economic requirements; (2) lead the pipeline business unit in the execution of its transformation plan by meeting or exceeding agreed milestones and performance metrics including the realization of expected operational and financial benefits; and (3) develop and execute a plan to insure the safe, efficient and profitable operation of the pipeline business unit that meets or exceeds agreed financial, safety, and operational goals. Further, in the event of retirement, disability, or death, the restrictions would lapse on the first day of the calendar year following any such event.

For 2006, the Company did not grant its incumbent executive officers additional options or restricted or contingent shares. This decision was made as part of a number of cost-containment measures for 2006. In making this determination, the Committee considered whether the failure to make additional grants in 2006 would weaken the Company’s ability to retain highly qualified executives. The Committee also considered whether the failure to make additional grants in 2006 would lessen the Company’s commitment to long-term stock price appreciation. The Committee determined that the options and restricted and contingent shares already awarded to incumbent executives provided sufficient value to retain highly qualified executives and provided continued focus on long-term stock price appreciation.

In March 2007, the Committee made grants of 320,330 shares of contingent stock to executives of the Company. The Committee determined that it was appropriate to reintroduce an equity-based component to the executive compensation program, provided that it was aligned with shareholder interest, was tied to performance, and had a long-term vesting schedule in order to provide an incentive for retention of executives.

The 2007 contingent stock award was contingent both upon the Company’s performance in 2007 and a service requirement of two years thereafter. In order for participants to receive an award of shares, the Company must have achieved performance in 2007 of at least $1.35 of basic earnings per share from net operating earnings (after accounting for the cost of the incentive plan). If that threshold level of performance was reached, the individual executive would earn 100% of the grant designated by the Committee. If that threshold level of performance was exceeded, the executive could earn up to a maximum of 150% of the grant designated by the Committee. The Company’s performance in 2007 of $1.37 net operating earnings per share resulted in the participants receiving 120% of the number of shares awarded. In addition to the performance restriction, the shares are also subject to a service restriction of two years. Generally, the earned shares will vest on December 31, 2009, provided the executive remains employed by the Company through December 31, 2009.

In determining the grants to be awarded, the Committee considered the survey information provided by Hewitt, as well as the performance of the individuals and the desire to create a long-term incentive for the individuals to remain with the organization. With respect to Mr. Skaggs, the Committee also considered that Mr. Skaggs did not receive an increase in his base salary for 2007 and did not receive an incentive payout for 2006. The Committee recommended and the Board authorized 2007 contingent stock awards to the named executive officers in the following amounts:

		Incremental Shares
	Number of Shares	Due to Exceeding
Name	at Threshold	Threshold	Total Grant

Robert C. Skaggs, Jr.	57,545	11,509	69,054
Michael W. O’Donnell	19,182	3,836	23,018
Christopher A. Helms	25,575	5,115	30,690
Robert D. Campbell	10,230	2,046	12,276
Jeffrey W. Grossman	6,394	1,279	7,673

The Committee believes that the 2007 contingent stock award grants:

•	Align the interests of executives with the Company’s long-term shareholders because the ultimate value of the award is dependent upon the value of NiSource stock;

•	Support the Company’s philosophy of paying for performance because no shares will vest unless the Company achieves its performance goal in 2007; and

•	Provide competitive compensation to recruit and retain executive talent by including a long-term incentive component in the executive compensation program.

Benefits:  The Company provides a variety of health and welfare benefits to its employees, including a number of health care plans, vision, dental, long-term disability and life insurance. The named executive officers are eligible to participate in these plans as employees of the Company. The Company also has the following plans.

Defined Contribution Plans.  Under the NiSource Inc. Retirement Savings Plan, the Company’s 401(k) plan that covers most of the Company’s non-union employees (including the named executive officers), named executive officers can defer a portion of their base salary and receive employer matching contributions that vary according to the terms of the respective pension plans in which they participate. In addition, the Company sponsors the Savings Restoration Plan for NiSource Inc. and Affiliates. The Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings Plan had such benefit not been limited by sections 415 (a limitation on annual contributions under a defined contribution plan of $45,000) and 401(a)(17) (a limitation on annual compensation of $225,000) of the Internal Revenue Code, reduced by his or her deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Retirement Savings Plan. All of the named executive officers are eligible to participate in the Savings Restoration Plan.

Executive Deferred Compensation Plan.  The Company sponsors the Executive Deferred Compensation Plan whereby employees at certain job levels and other key employees designated by the Committee, including the named executive officers, are eligible to participate. Participants who elect to participate may elect to defer and invest between 5% and 80% of their compensation and between 5% and 100% of their incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under the Company’s 401(k) plan except that there are additional investment options for former Bay State Gas Company Plan participants and transferred Columbia Energy Group Plan accounts. Employee contributions and any earnings thereon are 100% vested.

Pension Plans.  The Company and its affiliates sponsor several qualified pension plans for their respective employees. The plan in which an employee participates, including each of the named executive officers, differs depending upon the affiliate into which the employee was hired. The pensions are payable out of a trust fund, which consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund.

Messrs. Skaggs, O’Donnell and Grossman participate in the Retirement Plan of Columbia Energy Group Companies, as they were participants in this plan at the time of the acquisition of Columbia Energy Group by NiSource. Messrs. Campbell and Helms participate in the NiSource Pension Plan because they were hired into NiSource Corporate Services Company.

Both the Retirement Plan of Columbia Energy Group Companies and the NiSource Pension Plan provide for a “final average pay” benefit. Both plans also adopted a cash balance feature, whereby an executive will have a benefit consisting of his or her opening account balance plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant’s combined age and service. Interest is credited to his or her account based on the interest rate on 30-year Treasury securities, as determined by the Internal Revenue Service, for the September immediately proceeding the first day of each year, but not less than 4%. At the time the plans added this cash balance benefit, then current employees were provided a choice between receiving the final average pay benefit or receiving the cash balance benefit.

Both Pension Plans were amended and restated effective January 1, 2006 to add a new cash balance feature, for exempt employees only. Participants in the plans prior to October 1, 2005 were entitled to elect to remain in the “final average pay feature” or the original cash balance feature, or to begin participating in the new cash balance feature. Participants hired into exempt employee positions on or after October 1, 2005 and prior to January 1, 2006 automatically participated in the original cash balance feature until January 1, 2006, when they automatically began participating in the new cash balance feature. Participants hired into exempt employee positions on or after January 1, 2006 automatically participate in the new cash balance feature. The difference between the original cash balance feature and the new cash balance feature is that the pay credits provided under the new cash balance feature are a lower percentage of compensation based upon a participant’s combined age and service. Participants in the new cash balance feature receive an enhanced matching contribution under the Retirement Savings Plan. As of January 1, 2011, all participants who are exempt employees will participate in the new cash balance feature and will receive the enhanced matching contribution under the Retirement Savings Plan.

Messrs. Skaggs and Grossman elected to continue to receive the final average pay benefit under the Retirement Plan of Columbia Energy Group Companies. The formula for a retiree’s monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the taxable Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the taxable Social Security wage base times years of service up to 30, plus (iii) 0.5% of the retiree’s final average compensation times years of service between 30 and 40.

Messrs. O’Donnell, Helms, and Campbell elected to receive the new cash balance benefit.

The Company also sponsors the Pension Restoration Plan for NiSource Inc. and Affiliates. The Pension Restoration Plan is a nonqualified defined benefit plan. The plan includes all employees of the Company and its affiliates (including all of the named executive officers) whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan. Benefits earned under the Pension Restoration Plan are used to offset amounts earned under the Supplemental Executive Retirement Plan. All of the named executive officers are participants in the Pension Restoration Plan.

Supplemental Executive Retirement Plan.  The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company. For each officer and employee who first participated in the Supplemental Executive Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 62, or age 60 and the completion of at least 25 years of service of the greater of (i) 60% of final average pay (prorated for less than 20 years of service) and an additional 0.5% of final average pay per year between 20 and 30 years of service, less 5% of Primary Social Security Benefits (prorated for less than 20 years of service) or (ii) the benefit formula under the NiSource qualified pension plan. Final average pay is determined by dividing the participant’s total compensation during the 60 consecutive months within the last 120 months of service that produce the highest result, by the number of months for which such compensation was received. For purposes of the Plan, total compensation is compensation as defined in the NiSource Pension Plan (but disregarding the limitations required by Code Section 401(a)(17) and the 50% limitation applicable to bonuses). In either case, the benefit is reduced by the actual pension payable from the qualified pension plan covering the officer or employee and benefits earned under the Pension Restoration Plan for NiSource Inc. and Affiliates. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant. Mr. O’Donnell is the only named executive officer who participates in the Supplemental Executive Retirement Plan and his participation is based on his service and compensation with the Company and its affiliates from and after November 1, 2000.

Perquisites:  Perquisites are not a principal element of the Company’s executive compensation program. The Company’s perquisites are limited in number and modest in dollar value in comparison to its principal elements of compensation. They are intended to assist executive officers in the performance of their duties on behalf of the Company or otherwise to provide benefits that have a combined personal and business purpose.

The Committee annually reviews the types and costs of perquisites provided by the Company to its executive officers to be sure that the perquisites are in line with the Company’s compensation philosophy. The Company provided the following perquisites to certain of its executive officers in 2007:

•	financial planning and tax advisory services,

•	automobile leasing,

•	relocation services and payment of relocation expenses,

•	limited personal use of Company aircraft for commuting, and

•	limited spousal travel in conjunction with attending Company events.

The Company reimburses the named executive officers for the payment of personal income taxes in connection with the relocation services and related expenses and travel expenses. Although the Company has determined to discontinue providing annual physical examinations and the leasing of automobiles for its named executive officers, the Company has decided not to discontinue these perquisites for those executives who receive them under prior practice.

Disclosure of the dollar value of each perquisite provided to the named executive officers in 2007 is set forth in the table in footnote 7 to the Summary Compensation Table presented elsewhere in this proxy statement.

Post-Termination Benefits:  The Company maintains an executive severance policy, Change in Control and Termination Agreements with Messrs. Skaggs, O’Donnell, and Grossman, and a letter agreement with Mr. Helms regarding payments to be made in connection with the termination of employment of the executive or in the event of a change in control. For Messrs. Skaggs, O’Donnell and Grossman, their payments include vested phantom stock units that were given as an inducement for the executives to remain employed with the Company. The Company entered into those agreements based upon its belief that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. For further discussion of these arrangements see “Compensation of Executive Officers — Potential Payments upon Termination of Employment or a Change in Control of the Company” below.

Executive Stock Ownership Guidelines

Effective March 1, 2007, the Company established stock ownership guidelines for its senior executives. The ownership requirement for our CEO is five times his annual base salary. At the end of 2007, Mr. Skaggs held stock and stock equivalent units with a value that exceeds his ownership guideline. The other senior executives have a stock ownership guideline of three times their respective annual base salary. At the end of 2007, Mr. O’Donnell held stock and stock equivalent units that exceeded this guideline. The Committee expects senior executives to attain their ownership guideline within five years of becoming subject to the stock ownership guidelines policy.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the three other most highly compensated named executive officers (excluding the chief financial officer), other than compensation meeting the definition of “performance based compensation,” will not be deductible by a corporation for federal income tax purposes. The Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2007. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations published by the IRS. The Committee retains the discretion to amend or not amend any compensation arrangement to comply with Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is the best interest of the Company.

In addition, Section 280G and 4999 of the Internal Revenue Code impose excise taxes on named executive officers, directors who own significant stockholder interests in the Company, and other service providers who receive payments in excess of a threshold level upon a change in control. Additionally, the Company or its successor could lose a deduction for amounts subject to the additional tax. As discussed in the “Potential Payments upon Termination of Employment or a Change in Control of the Company” section, it is possible that payments to Mr. Skaggs and Mr. O’Donnell could be subject to these taxes. The Company is reviewing these agreements in connection with its Section 409A compliance review discussed in the paragraph below.

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on service providers, including directors and named executive officers, who deferred compensation in a manner that does not comply with Section 409A. To assist in preventing the imposition of additional tax under Section 409A, the Company is reviewing its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Total Executive Compensation

The Company intends to continue to compensate our executives in accordance with performance. As noted above, both the 2007 annual incentive opportunity and the 2007 long-term incentive opportunity for senior executives was based upon the Company attaining pre-established goals. The Committee believes that its overall executive compensation program has been, and will continue to be, successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the executive officers to strive toward the creation of additional stockholder value.

Officer Nomination and Compensation Committee Report

The Officer Nomination and Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Officer Nomination and Compensation Committee of the Company states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in the Company’s Annual Report on Form 10-K for the year ending December 31, 2007, and this Proxy Statement.

Based upon the review and discussions referred to above, the Officer Nomination and Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Officer Nomination and Compensation Committee:

Officer Nomination and Compensation Committee
Steven C. Beering, Chairman
Deborah S. Coleman
W. Lee Nutter
Carolyn Y. Woo

March 3, 2008

Compensation of Executive Officers

Summary.  The following table summarizes compensation for services to NiSource and its subsidiaries for 2007 awarded to, earned by or paid to the CEO, Chief Financial Officer and three other most highly compensated executive officers as of December 31, 2007 (collectively these individuals constitute the “Named Officers”).

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	(4)	($)(5)	($)(6)	($)(7)	($)
Robert C. Skaggs, Jr.	2007	750,000	—	446,676	—	—	333,433	61,316	1,591,425
President and Chief Executive Officer	2006	750,000	—	633,850	—	—	406,654	76,091	1,866,595

Michael W. O’Donnell	2007	448,333	2,865	479,250	—	182,135	265,999	45,312	1,423,894
Executive Vice President and Chief Financial Officer	2006	413,333	86,833	1,091,085	—	67,167	664,748	44,192	2,367,358

Christopher A. Helms	2007	495,833	23,568	336,367	—	201,432	39,664	36,593	1,133,457
Executive Vice President and Group Chief Executive Officer	2006	475,000	82,812	124,599	—	77,188	57,270	138,618	955,487

Robert D. Campbell	2007	270,000	140,000	162,506	—	—	26,204	19,533	618,243
Senior Vice President, Human Resources	2006	270,000	135,000	77,802	—	—	25,267	25,114	533,183

Jeffrey W. Grossman	2007	251,250	21,484	104,720	—	78,516	40,301	17,833	514,104
Vice President and Controller	2006	245,000	17,500	248,664	—	30,625	48,143	17,200	607,132

(1)	Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2)	For Messrs O’Donnell, Helms, and Grossman this column shows amounts paid under the Corporate Incentive Plan in excess of 125 percent of “trigger”. Pursuant to a letter agreement entered into with Mr. Campbell in connection with his employment, Mr. Campbell was guaranteed a minimum bonus of 50% of his base salary for three years beginning on September 1, 2005. This amount for 2006 was $135,000. Mr. Campbell received a bonus of $140,000 in 2007. In 2006, Mr. Grossman also received a key performer bonuses of $17,500 and $20,000, respectively, in conjunction with his contributions in overseeing the financial and reporting systems. For a description of the payments made please see “Compensation Discussion and Analysis — Annual Incentive Plan.”

(3)	For a discussion of stock awards granted in 2007, see “Compensation Discussion and Analysis — Annual Incentive Plan.” No stock awards were granted in 2006 to the Named Officers. The amounts in this column reflect the annual amount recognized by the Company for financial statement reporting purposes in 2007 and 2006 in accordance with SFAS No. 123(R) for all restricted and contingent stock granted to Named Officers in 2007 and prior years, as well as dividends paid and the change in fair value measured over the reporting period on fully vested phantom stock units. Please see the discussion under “Potential Payments upon Termination of Employment or a Change in Control of the Company.”

(4)	No stock option awards were granted in 2007 or 2006 and the Company did not recognize any expense in either year for previously granted stock options.

(5)	This column shows amounts paid at 125% of trigger under the Corporate Incentive Plan. For a description of the payment made, please see “Compensation Discussion and Analysis — Annual Incentive Plan.”

(6)	This column shows the change in actuarial present value of each Named Officer’s accumulated benefits under the Company’s pension plans, pension restoration plan and supplemental executive retirement plan. For a description of these plans, see “Compensation Discussion and Analysis Benefits: Pension Plans.” No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(7)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Officer in 2006.

		Perquisites(a)
							Other Compensation			Total
								Company
								Match to
								401(k)	Company
		Financial						Contributions	Contributions
		Consulting/	Personal			Use of		and Profit	to Savings
		Tax Return	Use of			Company	Tax	Sharing	Restoration
		Preparation	Company	Relocation	Spousal	Aircraft	Reimbursements	Contribution	Plan
Name	Year	Services	Automobiles	(b)	Travel	(c)	(d)	(e)	(f)
Robert C. Skaggs, Jr.	2007	7,983	—	2,441	3,469	—	2,298	13,625	31,500	61,316
	2006	7,584	—	—	2,075	12,040	9,392	13,125	31,875	76,091

Michael W. O’Donnell	2007	6,275	11,238	—	21	—	14	14,364	13,400	45,312
	2006	6,211	10,239	—	2,251	—	1,491	13,000	11,000	44,192

Christopher A. Helms	2007	—	6,529	—	—	—		13,814	16,250	36,593
	2006	—	8,908	67,086	171	—	33,953	13,021	15,479	138,618

Robert D. Campbell	2007	7,633	—	—	—	—	—	11,900	—	19,533
	2006	11,614	—	—	—	—	—	13,500	—	25,114

Jeffrey W. Grossman	2007	2,500	—	—	—	—	—	13,758	1,575	17,833
	2006	2,500	—	—	—	—	—	13,475	1,225	17,200

(a)	All perquisites are valued based on the aggregate incremental cost to the Company, as required by the SEC’s rules. The “Compensation Discussion and Analysis — Perquisites” section of this proxy statement contains additional information about the perquisites provided by the Company to its Named Officers.

(b)	This amount represents the payment of relocation expenses under the Company’s relocation program in connection with Mr. Skaggs relocation to Chicago, Illinois and Mr. Helms’ relocation to Houston, Texas.

(c)	The calculation of incremental cost for personal use of Company aircraft includes the variable costs incurred as a result of personal flight activity: a portion of on-going maintenance and repairs, fuel, and flight expense. It excludes non-variable expenses that would have been incurred regardless of whether there was any personal use.

(d)	This column shows the amount of tax reimbursement associated with income attributable to the Named Officers in connection with certain limited spousal travel to and from the Company’s events, the personal use by the executive of the Company’s aircraft for commuting and the reimbursement of relocation expenses.

(e)	This column reflects Company contributions made on behalf of the Named Officers to the 401(k) Plan. The 401(k) Plan is a defined contribution plan, as described above under “Compensation Discussion and Analysis - Defined Contribution Plans.”

(f)	This column reflects Company contributions made on behalf of the Named Officers to the Savings Restoration Plan. The Savings Restoration Plan is a defined contribution plan, as described above under “Compensation Discussion and Analysis — Defined Contribution Plans.”

Grants of Plan-Based Awards

No stock options were granted to the Named Officers in 2007.

The following table sets forth information concerning plan-based awards under the NiSource Corporate Incentive Plan, and the NiSource Long-Term Incentive Plan to the Named Officers in 2007.

		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Grant Date Fair
		Non-Equity Incentive			Equity Incentive			Value of Stock and
		Plan Awards(1)			Plan Awards(3)			Option Awards(5)
		Threshold	Target(2)	Maximum	Threshold	Target(4)	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

Robert C. Skaggs, Jr.	01/26/07	262,500	525,000	787,500	57,545	57,545	86,318	1,350,006

Michael W. O’Donnell	01/26/07	145,708	291,417	437,125	19,182	19,182	28,773	450,990

Christopher A. Helms	01/26/07	161,146	322,292	483,437	25,575	25,575	38,363	599,990

Robert D. Campbell	01/26/07	n/a	135,000	202,500	10,230	10,230	15,345	239,996

Jeffrey W. Grossman	01/26/07	62,813	125,625	188,438	6,394	6,394	9,591	150,003

(1)	Payouts under the Corporate Incentive Plan were based on performance in 2007, which has now occurred. The information in the “Threshold”, “Target”, and “Maximum” columns reflect potential payouts under the performance targets set on January 26, 2007, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Plan.” The amounts actually paid under the Corporate Incentive Plan for 2007 appear in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table. For a description of the payments made, please see “Compensation Discussion and Analysis — Annual Incentive Plan.”

(2)	The Corporate Incentive Plan provides for a range of potential payouts, but did not set a specific target award for 2007. Therefore, for purposes of this table, the amounts in the column labeled “Target” reflect the midpoint of the range of potential payments to each executive under the Corporate Incentive Plan as originally set in January 2007.

(3)	Payouts under the Long-Term Incentive Plan were based on performance in 2007, which has now occurred. The information in the “Threshold”, “Target”, and “Maximum” columns reflect potential payouts under the performance targets set on January 26, 2007, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Plan.” The amounts actually paid under the Long-Term Incentive Plan for 2007 appear in the “Stock Awards” columns of the Summary Compensation Table. For a description of the payments made, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(4)	The 2007 contingent stock award was contingent upon the Company’s performance in 2007. In order for participants to receive an amount of shares, the Company needed to attain $1.35 net operating earnings per share. The threshold of $1.35 net operating earnings is also considered the payout for the 2007 contingent stock award. If that level of performance was reached, the individual would receive 100% of the grant designated by the board. If that threshold level of performance was exceeded, the executive could earn up to a maximum of 150% of the grant designated by the board. There was no separate threshold or target for these awards. Therefore, the threshold and target are treated as the same in the chart above.

(5)	The grant date fair value of the stock awards was computed in accordance with SFAS No. 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information at fiscal year end concerning outstanding grants of equity awards to the Named Officers, including awards of options to purchase common stock and restricted and contingent stock, and grants made pursuant to a Time Accelerated Restricted Stock Award Program (“TARSAP”) to the Named Officers. No options were exercised and no restricted or contingent stock vested in 2007.

	Option Awards			Stock Awards
								Equity Incentive
								Plan Awards:
							Equity Incentive	Market or
						Market	Plan Awards:	Payout Value of
	Number of					Value of	Number of	Unearned
	Securities			Number of		Shares or	Unearned	Shares,
	Underlying			Shares or		Units of	Shares,	Units or
	Unexercised	Option		Units of		Stock That	Units or	Other Rights
	Options(#)	Exercise	Option	Stock That		Have Not	Other Rights	That Have
	Exercisable	Price	Expiration	Have Not		Vested ($)	That Have	Not Vested ($)
Name	(1)	($)	Date	Vested(#)		(6)	Not Vested (#)	(7)
Robert C. Skaggs, Jr.	171,429	22.620	1/3/2015	—		—

	48,883	21.860	1/1/2014	—		—

	27,287	19.840	1/1/2013	—		—

	18,550	21.005	1/25/2012	—		—

	15,330	25.940	1/1/2011	—		—

	—	—	—	16,768	(2)	316,748

	—	—	—	31,627	(3)	597,434

	—	—	—				69,054 (4)	1,304,430

Michael W. O’Donnell	169,714	22.620	1/3/2015	—		—

	69,135	21.860	1/1/2014	—		—

	73,009	19.840	1/1/2013	—		—

	30,822	21.005	1/25/2012	—		—

	25,472	25.940	1/1/2011	—		—

	—	—	—	44,865	(2)	847,500

	—	—	—	44,729	(3)	844,931

	—	—	—				23,018 (4)	434,810

Christopher A. Helms	28,571	22.910	4/1/2015	—		—

	—	—	—	10,000	(3)	188,900

	—	—	—	10,000	(5)	188,900

	—	—	—				30,690 (4)	579,734

Robert D. Campbell	—	—	—	6,043	(2)	114,152

	—	—	—	6,024	(3)	113,793

	—	—	—				12,276 (4)	231,894

Jeffrey W. Grossman	59,486	22.620	1/3/2015	—		—

	24,232	21.860	1/1/2014	—		—

	20,281	19.840	1/1/2013	—		—

	11,416	21.005	1/25/2012	—		—

	9,434	25.940	1/1/2011	—		—

	—	—	—	12,463	(2)	235,426

	—	—	—	15,678	(3)	296,157

	—	—	—				7,673 (4)	144,943

(1)	All outstanding options held by the Named Officers have vested.

(2)	The awards shown represent TARSAP awards granted in 2003, or, in the case of Mr. Campbell awards having the same terms as the 2003 TARSAP grants. For a description of the TARSAP awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(3)	The awards shown represent TARSAP awards granted in 2004, or, in the case of Mr. Campbell and Mr. Helms, awards having the same terms as the 2004 TARSAP grants. For a description of the TARSAP awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(4)	The awards shown represent contingent stock awards granted in 2007, For a description of the contingent stock awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(5)	These amounts represent a grant of 10,000 restricted shares granted pursuant to Mr. Helms’ letter agreement. The restrictions on these shares lapse on March 31, 2008; the actual number of shares which vest will be a percentage (not to exceed 100%) determined by the achievement of specified performance goals described in the Compensation Discussion and Analysis.

(6)	This column shows the market value of the unvested restricted stock awards held by the Named Officers, based on a price of $18.89 per share (the closing market price of the Company’s common stock on December 31, 2007,as reported by the New York Stock Exchange).

(7)	This column shows the market value of the unearned and unvested restricted stock awards held by the Named Officers, based on a price of $18.89 per share (the closing market price of the Company’s common stock on December 31, 2007, as reported by the New York Stock Exchange). The awards shown in this column were earned by the executive on January 25, 2008.

Pension Benefits

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)
Robert C. Skaggs, Jr.	Retirement Plan of Columbia Energy Group Companies	26.5000	$531,634

	Pension Restoration Plan	26.5000	$1,301,525

Michael W. O’Donnell	Retirement Plan Columbia Energy Group Companies	36.9167	$1,332,716

	Pension Restoration Plan	36.9167	$1,342,168

	NiSource Supplemental Executive Retirement Plan	7.1600	$1,008,388

Christopher A. Helms	NiSource Pension Plan	2.7500	$44,925

	Pension Restoration Plan	2.7500	$61,925

Robert D. Campbell	NiSource Pension Plan	5.0000	$76,951

	Pension Restoration Plan	2.3333	$19.607

Jeffrey W. Grossman	Retirement Plan of Columbia Energy Group Companies	28.4167	$665,725

	Pension Restoration Plan	28.4167	$81,535

(1)	Mr. O’Donnell has only 7.16 years of credited service under the NiSource Supplemental Executive Retirement Plan because his participation in this plan is based on his service and compensation with the Company and its affiliates from and after the Company’s acquisition of Columbia Energy Group on November 1, 2000. Mr. Campbell has only 2.33 years of credited service under the Pension Restoration Plan, which represents his current tenure with the Company. For purposes of the Pension Restoration Plan, Mr. Campbell does not receive service credit for his prior service at the Company. He does receive service credit for prior service under the NiSource Pension Plan.

As discussed above in “Compensation Discussion and Analysis — Pension Plans” the Company’s Named Officers currently participate in different pension plans. Mr. Skaggs, Mr. O’Donnell and Mr. Grossman participate in the Retirement Plan of Columbia Energy Group Companies, because they were participants in this plan at the time of the acquisition of Columbia Energy Group by NiSource. Messrs. Campbell and Helms participate in the NiSource Pension Plan because they were hired into NiSource Corporate Services Company.

Pension Benefit.  Messrs. Skaggs and Grossman currently would receive the final average pay benefit under the Retirement Plan of Columbia Energy Group Companies. The formula for the normal monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the taxable Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the taxable Social Security wage base times years of service up to 30, plus (iii) 0.5% of the retiree’s final average compensation times years of service between 30 and 40.

Compensation means base pay and “banked” vacation, including any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Code Section 125 or 401(k), but excluding any amounts deferred to a nonqualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $225,000 in 2007.

With respect to the Retirement Plan of Columbia Energy Group Companies in the case of Mr. O’Donnell and the NiSource Pension Plan in the case of Messrs. Helms and Campbell, Messrs. O’Donnell, Helms, and Campbell elected to receive the new cash balance benefit. Under the new cash balance benefit, an account is maintained for each participant, which consists of (i) an opening account balance equal to the lump sum actuarial equivalent of his accrued benefit under the plan as of December 31, 2005, if applicable (ii) compensation credits made by the Company as of the end of each calendar year that range from 4%-6% of compensation, plus 1% of compensation above 1/2 of the taxable Social Security wage base, and (iii) interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury securities rate for the September preceding each such year (subject to a minimum interest rate of 4%). Compensation means base pay, bonuses and “banked” vacation, including any salary reduction contributions made pursuant to a plan maintained by the Company under Section 125 or 401(k) of the Code, but excluding any amounts deferred to a nonqualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $225,000 in 2007.

The normal form of benefit under the Retirement Plan of Columbia Energy Group Companies is a single life annuity in the case of an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. The normal form of benefit under the NiSource Pension Plan is a single life annuity in the case of an unmarried participant, a 50% joint and survivor annuity in the case of a married participant in the final average pay option or the original cash balance feature, and a 50% joint and survivor pop-up annuity in the case of a participant in the new cash balance feature. Optional forms of payment are available under the pension plans, depending on the participant’s marital status and chosen benefit feature.

Eligibility.  A participant is eligible to receive a benefit under the Retirement Plan of Columbia Energy Group Companies after completing five years of vesting service (effective January 1, 2008, the required number of years of vesting service will be reduced to three years). Under the plan, a participant is eligible to receive (i) a normal retirement benefit if his employment terminates on or after the later of his or her attaining the full social security retirement age or the fifth anniversary of the date he or she became a participant (“normal retirement date”), (ii) an early retirement benefit if his or her employment terminates on or after attaining age 60 with five years of credited service or age 55 with ten years of credited service (reduced in either case to reflect commencement), (iii) a delayed retirement benefit if he or she remains an employee after his or her normal retirement date or (iv) a vested retirement benefit upon attaining his or her vested retirement age (age prior to early retirement age after completing at least five years of vesting service).

A participant is eligible to receive a benefit under the NiSource Pension Plan after completing five years of vesting service (effective January 1, 2008, the required number of years of vesting service will be reduced to three years). Under the plan, a participant is eligible to receive (i) a normal retirement benefit if his or her employment terminates on or after the later of his or her attaining age 65 or the fifth anniversary of the date he or she became a participant, (ii) an early retirement benefit if he or she terminates employment after age 55 with ten years of credited service (reduced to reflect commencement prior to age 65, except for a participant who terminates employment on or after age 60 with 25 years of credited service), (iii) a disability benefit if he or she terminates employment after he or she has completed three years of credited service and is disabled due to an injury on the job other than an intentionally self-inflicted injury or (iv) a deferred vested benefit if he or she terminates employment after completing five years of service.

Assumptions.  The assumptions used in calculating the present value of the accumulated benefit are set forth in Note 11 — Pension and Other Postretirement Benefits in the footnotes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company has not granted any extra years of credited service under the plans identified above, other than as noted below under “Potential Payments upon Termination of Employment or a Change In Control of the Company.”

Pension Restoration and Supplemental Executive Retirement Plan.  For discussion of the Pension Restoration and Supplemental Executive Retirement Plan, please see the Compensation Discussion and Analysis.

Messrs. O’Donnell and Grossman are the only Named Officers who are currently eligible for early retirement under the plans in which they participate. No plan benefits were paid to any Named Officer in 2007.

Nonqualified Deferred Compensation

		Executive	Registrant		Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	Plan Name	($)(4)	($)(5)	($)(6)	($)	($)(7)
Robert C. Skaggs, Jr.	Deferred Compensation Plan(1)	—	—	217,230	—	2,345,780

	Savings Restoration Plan(2)	59,500	31,500	70,608	—	982,472

	Phantom Stock Units(3)	—	—	(233,037)	—	2,462,598

Michael W. O’Donnell	Deferred Compensation Plan(1)	—	—	64,233	—	879,749

	Savings Restoration Plan(2)	12,500	13,400	42,698	—	578,335

	Phantom Stock Units(3)	—	—	(270,614)	—	2,859,698

Christopher A. Helms	Savings Restoration Plan(2)	16,146	16,250	3,188	—	67,157

Robert D. Campbell	—	—	—	—	—	—

Jeffrey W. Grossman	Savings Restoration Plan(2)	24,700	1,575	12,892	—	184,380

	Phantom Stock Units	—	—	(98,444)	—	703,983

(1)	Amounts shown were deferred under the Company’s Deferred Compensation Plan. The Deferred Compensation Plan is available to employees selected by the Officer Nomination and Compensation Committee. The

Named Officers may elect to defer and invest between 5% and 80% of their compensation and between 5% and 100% of their bonus on a pre-tax basis. Employee contributions are fully vested. For a description of the Deferred Compensation Plan, please see “Compensation Discussion and Analysis — Deferred Compensation Plan”

(2)	Amounts shown were deferred under the Company’s Savings Restoration Plan for NiSource Inc. and Affiliates. For a description of the Savings Restoration Plan, please see “Compensation Discussion and Analysis — Defined Contribution Plans.” All contributions under the Savings Restoration Plan are fully vested.

(3)	For a description of the phantom stock plan, see the description provided in footnote 1 to the Potential Payments upon Termination of Employment or Change in Control of Company table. All phantom stock units are vested.

(4)	The amount of contributions by each Named Officer and reported in this column is included in each Named Officer’s compensation reported on the Summary Compensation Table, either as Salary, Bonus or Non-Equity Incentive Plan Compensation Earnings.

(5)	The amount of company contributions for each Named Officer and reported in this column is included in each Named Officer’s compensation reported on the Summary Compensation Table, as All Other Compensation.

(6)	The aggregate earnings in this column are not reported in the Summary Compensation Table, except for dividend equivalents paid on phantom stock units and change in fair value of such units measured over the period, which are reported on the Summary Compensation Table as Stock Awards. For a discussion of investment options under these plans, see “Compensation Discussion and Analysis — Deferred Compensation Plan.”

(7)	The aggregate balance at December 31, 2007, as reported in this column, reflects amounts for each Named Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he been a Named Officer, in those prior years, except for the aggregate earnings on deferred compensation.

Potential Payments upon Termination of Employment or a Change in Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment involving a change in control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, (iii) the right to continue medical coverage pursuant to COBRA, and (iv) severance payments to salaried employees upon an involuntary termination of employment in accordance with the Company’s severance policies). The incremental benefits that pertain to the Named Officers are described below.

NiSource Executive Severance Policy.  The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. An employee is not eligible to receive benefits under the policy if his or her termination of employment results in the employee being eligible for a payment under a Change in Control and Termination Agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially or (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a Corporate Incentive Plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the severance policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974) continuation coverage premiums; and outplacement services.

All of the Named Officers are eligible to receive benefits under the severance policy.

Change in Control and Termination Agreements and Employment Agreements.  The Company has Change in Control and Termination Agreements with Messrs. Skaggs, O’Donnell, and Grossman. These agreements have been in place since February 1, 2001. The Company entered into those agreements based upon its belief that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years’ notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period (for Messrs. Skaggs and Grossman, the 13th month and for Mr. O’Donnell, the 7th month) following a change in control. No amounts will be payable under the agreements if the executive’s employment is terminated by the Company for good cause. For purposes of the Change in Control and Termination Agreements:

“Change in control” shall be deemed to take place on the occurrence of any of the following events: (i) the acquisition by an entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of NiSource Inc. entitled to vote in elections of directors (“Voting Power”); (ii) the effective time of (1) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (2) a transfer of 30% of the Voting Power, or a “substantial portion of the property,” of the Company other than to an entity of which the Company owns at least 50% of the Voting Power; or (iii) the election to the board of directors of the Company of candidates who were not recommended for election by the board of directors of the Company in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election. Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the entity that has acquired the Company.

“Good cause” shall be deemed to exist if, and only if: (i) the executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (ii) the executive is convicted of a criminal violation involving fraud or dishonesty.

“Good reason” shall be deemed to exist if, and only if: (i) there is a significant change in the nature or the scope of executive’s authorities or duties; (ii) there is a significant reduction in the executive’s monthly rate of base salary, his opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or his benefits; or (iii) the Company changes by 100 miles or more the principal location in which executive is required to perform services.

The agreements provide for a payment of two (in the case of Mr. Grossman) or three (in the case of Messrs. Skaggs and O’Donnell) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the applicable two or three-year period following the executive’s termination under the Company’s Supplemental Executive Retirement Plan, Pension Restoration Plan and the relevant qualified pension plan. With respect to Messrs. Skaggs and O’Donnell, the Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute excise tax imposed on the payment of amounts under the contracts. Any payment to Mr. Grossman under his change in control agreement will be capped at the maximum amount allowed that avoids any excess parachute payment and related excise tax.

During the applicable two or three-year period following the executive’s termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during such two or three-year period following the executive’s termination, all amounts payable to the executive will be paid to a named beneficiary. In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the CEO) under the Company’s Long-Term Incentive Plan will immediately vest.

Pursuant to a letter agreement, dated March 15, 2005 between the Company and Mr. Helms, in the event of a change in control of the Company Mr. Helms will receive a payment of two years of base pay and targeted bonus and all of his long-term incentive plan grants will vest. Any payment under this change in control would be in lieu of any benefit under the NiSource Executive Severance Policy.

Potential Payments Upon Termination of Employment.  The table below represents amounts payable for the events described, assuming that such events occurred on December 31, 2007.

		Pro Rata					Excise
		Target					Tax &
		Bonus	Restricted	Retirement	Welfare		Tax	Total
	Severance	Payment	Stock	Benefit	Benefits	Outplacement	Gross Up	Payment
Robert C. Skaggs, Jr.
Voluntary termination
Retirement(1)
Death or Disability(1)			662,255					662,255
Involuntary Termination(2)	750,000				22,463	20,000		7792,463
Change in Control(3)	3,825,000	525,000	2,218,612	2,221,558	52,875		3,604,201	12,447,247
Michael W. O’Donnell
Voluntary termination
Retirement(1)			1,692,431					1,692,431
Death or Disability(1)			1,692,431					1,692,431
Involuntary Termination(2)	450,000				14,704	9,000		473,704
Change in Control(3)	2,227,500	292,500	2,127,249	582,621	34,612		1,382,806	6,647,288
Christopher A. Helms
Voluntary termination
Retirement(1)
Death or Disability(1)			298,254					298,254
Involuntary Termination(2)	500,000				22,772	9,000		531,772
Change in Control	1,650,000		957,534				637,672	3,245,206
Robert D. Campbell
Voluntary termination
Retirement(1)
Death or Disability(1)			144,754					144,754
Involuntary Termination(2)	270,000				17,301	9,000		296,301
Change in Control	270,000		459,839		17,646			747,485
Jeffrey W. Grossman
Voluntary termination
Retirement(1)			393,630					393,630
Death or Disability(1)			393,630					393,360
Involuntary Termination(2)	252,500				17,301	7,000		276,801
Change in Control(3)	757,500	126,250	676,522	434,813	27,148			2,022,233

(1)	Pursuant to the contingent stock and restricted awards discussed above in the “Long-Term Incentive Plan” section of the Compensation Disclosure and Analysis, certain restrictions would have lapsed in the event of retirement, disability, or death. For Mr. Skaggs, restrictions would have lapsed as to 35,088 shares in the event of his disability or death. For Mr. O’Donnell, restrictions would have lapsed as to 89,594 shares in the event of his retirement, disability or death. For Mr. Helms, restrictions would have lapsed as to 15,789 shares in the event of his disability or death. For Mr. Campbell, restrictions would have lapsed as to 7,663 shares in the event of his disability or death. For Mr. Grossman, restrictions would have lapsed as to 20,838 shares in the event of his retirement, disability or death. Restrictions would not have lapsed for Messrs. Skaggs, Helms and Campbell upon retirement because they were not of eligible retirement age as of December 31, 2007. The value of the restricted stock was determined by multiplying the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2007 ($18.89) by the number of shares for which restrictions will be deemed to lapse upon the death, disability or retirement of the executive.

In addition to the amounts discussed above, Messrs. Skaggs, O’Donnell and Grossman will receive upon any termination of employment cash in settlement of fully vested phantom stock units that each executive received, following the acquisition by the Company of Columbia Energy Group, as part of agreements entered into as of February 1, 2001 whereby their respective rights under Columbia Energy Group Change in Control Agreements were terminated, they accepted employment with NiSource, and they agreed to noncompetition and nonsolicitation provisions. In the event of termination of employment on December 31, 2007, each executive would have received the following payment in respect of his phantom stock units, Mr. Skaggs — $2,462,598; Mr. O’Donnell — $2,859,698; and, Mr. Grossman — $703,983.

(2)	Amounts shown reflect payments to be made upon an eligible termination of the Named Officer under the Company’s Executive Severance Policy described above.

(3)	Amounts shown reflect payments to be made upon a change in control of the Company under the Change in Control and Termination Agreements described above. For Messrs. Skaggs and O’Donnell, the severance amount is equal to three times the executive’s current annual base salary and target incentive bonus compensation. For Mr. Grossman the amounts are equal to two times his current annual base salary and target incentive bonus compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. McCausland, who was a director of the Company until July 23, 2007, is the Chairman and Chief Executive Officer of Airgas, Inc., a distributor of industrial, medical and specialty gases, welding equipment and safety supplies. In addition, Mr. McCausland holds in excess of 10% of the outstanding stock of Airgas, Inc. The Company and its subsidiaries use certain of the products sold by Airgas, Inc. in their business operations from time to time and purchase such products from Airgas, Inc. in the ordinary course of business on standard terms and conditions. In 2007, the Company’s total purchases of products from Airgas, Inc. were approximately $511,831.

Mr. Kittrell was elected to the board on May 8, 2007. In December 2007, Mr. Kittrell became employed as Executive Vice President and Chief Financial Officer of Dresser, Inc., a worldwide leader in providing highly-engineered products for the global energy industry. The Company and its subsidiaries use certain of the products manufactured by Dresser, Inc. in its regular business operations and purchased such products from Dresser, Inc. in the ordinary course of business on standard terms and conditions. In 2007, the Company’s total purchases of products from Dresser, Inc. were approximately $3,648,735.

In connection with Mr. Neale’s retirement, the Company entered into a letter agreement with Mr. Neale governing his service as a non-employee director and Chairman of the Company’s board of directors in lieu of any other benefits and compensation provided to other non-employee directors. For a description of Mr. Neale’s agreement, please see footnote 5 to the table under “Directors’ Compensation.”

POLICIES AND PROCEDURES WITH RESPECT
TO TRANSACTIONS WITH RELATED PERSONS

Our policies and procedures with respect to the review, approval and ratification of any transaction with related persons are set forth in our Audit Committee Charter and our Code of Ethics.

Under its Charter, the Audit Committee is charged with the review of reports and disclosures of insider and affiliated party transactions. Under our Code of Ethics, the following situations must be reviewed if they involve any directors, executive officers and immediate family members:

•	owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates) if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•	selling anything to the Company or buying anything from the Company, (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates) if the total amount involved in such transactions may exceed $120,000.

Related party transactions requiring review under our Code of Ethics are annually reviewed and ratified at the Audit Committee’s March meeting. There are no related party transactions disclosed above under the heading “Certain Relationships and Related Transactions” that have not been reviewed and ratified in accordance with these procedures.

PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors appointed Deloitte & Touche LLP, 155 East Broad Street, Columbus, OH 43215, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2008, and the board of directors approved the appointment. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The board of directors and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent registered public accountants. The Audit Committee recommends ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the board of directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008.

PROPOSAL III: Proposal to Amend NiSource’s Amended and Restated Certificate of
Incorporation to Eliminate Supermajority Vote Requirements

The Company’s Amended and Restated Certificate of Incorporation currently requires the affirmative vote of the holders of 80% of the outstanding shares to approve various matters and to amend certain provisions in the Company’s certificate of incorporation and bylaws. This proposal would lower all “supermajority” vote requirements in the Company’s certificate of incorporation to a majority vote. If the proposal is approved by the stockholders, the Company will also amend its bylaws to lower all supermajority vote requirements contained therein to a majority vote.

In determining whether the Proposal is in the best interests of the Company’s stockholders, the Corporate Governance Committee and the board of directors considered arguments for and against supermajority vote requirements. The board of directors considered that the provisions that require a supermajority vote to amend certain provisions of the Company’s certificate of incorporation can be viewed as facilitating corporate governance stability by requiring broad stockholder consensus to effect changes. The board of directors also considered the views of investors who believe that these provisions are inconsistent with principles of good corporate governance in that they limit stockholders’ ability to participate effectively in corporate governance. According to some investors, the requirement of a supermajority vote can limit the ability of a majority of the stockholders at any particular time to effect change by essentially providing a veto to a large minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders’ ability to participate effectively in corporate governance.

After weighing all of these considerations, on January 25, 2008, on the recommendation of the Corporate Governance Committee, the board of directors unanimously adopted resolutions approving, declaring advisable and recommending to stockholders for approval, amendments to the Company’s Amended and Restated Certificate of Incorporation to lower all “supermajority” vote requirements to a majority vote.

If approved, the following provisions in the Amended and Restated Certificate of Incorporation would be amended to reduce the supermajority vote requirement to a majority vote:

•	Paragraph 3 of Article V, which requires the affirmative vote of 80% of the outstanding stock to appoint a director to fill a vacancy in the event a provision of the Delaware General Corporation Law (“DCGL”), Article IV of the certificate of incorporation or any resolution adopted pursuant to Article IV of the certificate of incorporation expressly confers power on stockholders to fill such a vacancy,

•	Paragraph 4 of Article V, which requires the affirmative vote of 80% of the outstanding stock for the stockholders to remove a director for cause,

•	Paragraph 5 of Article V, which requires the affirmative vote of 80% of the directors to amend Article V of the certificate of incorporation (i.e., the provisions governing the election and removal of directors and the indemnification provided to such directors), and

•	Section A of Article VI, which requires the affirmative vote of 80% of the directors to approve any amendment to Article VI of the certificate of incorporation (i.e., the provisions governing the ability of the Board of Directors to amend the Company’s bylaws).

The actual text, marked with deletions indicated by strike-outs and additions indicated by underlining, of the sections of the Amended and Restated Certificate of Incorporation to be amended if this proposal is approved by the stockholders is attached to this proxy statement as Exhibit B. This description of the proposed amendments to the Amended and Restated Certificate of Incorporation is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Exhibit B.

If approved, the Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of the State of Delaware of a Certificate of Amendment, which NiSource intends to do promptly after stockholder approval is obtained. The amendments to the Company’s bylaws previously approved by the board of directors will also become effective at the time the Certificate of Amendment is filed with the Secretary of the State of Delaware.

Vote Required

The affirmative vote of at least 80% of the combined voting power of all of the outstanding shares of stock of the Company entitled to vote is needed to pass this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares either in person at the meeting or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of Messrs. Foster, Kittrell, Rolland, Thompson and Young and Dr. Woo. Each of the members of the Audit Committee is independent as defined under the applicable NYSE rules and meets the additional independence standard set forth by the board of directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The board of directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Dennis E. Foster, the Chairman of the Audit Committee, as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with Deloitte & Touche, LLP, the Company’s independent registered public accountants, the matters required to be discussed by PCAOB Interim Standard, “Communications with Audit Committees” (AV 380, as amended; SEC regulation S-X Rule 2-07; Auditing Standard No. 5 and the NYSE Corporate Governance Rules). The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche, LLP its independence. The Audit Committee has considered whether Deloitte & Touche, LLP’s provision of other non-audit services to the Company is compatible with maintaining Deloitte & Touche, LLP’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Upon recommendation of the Audit Committee, the Company has engaged Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

Audit Committee

Dennis E. Foster, Chairman
Marty R. Kittrell
Ian M. Rolland
Richard L. Thompson
Roger A. Young
Carolyn Y. Woo

February 27, 2008

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2007, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2006	2007

Audit Fees(1)	$5,426,000	$6,410,200
Audit-Related Fees(2)	432,007	607,710
Tax Fees(3)	63,510	130,527
All Other Fees(4)	0	0

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.

Pre-Approval Policies and Procedures.  During fiscal year 2007, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Dennis E. Foster) by the Vice President and Controller of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will (i) any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable Securities and Exchange Commission rules or (ii) any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2007.

Number of
Securities
Remaining Available
for
	Number of		Future Issuance
	Securities to		Under
	be Issued Upon	Weighted-Average	Equity
	Exercise	Exercise Price of	Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column
Plan Category	(a)	(2)(b)	(a)(c)

Equity compensation plans approved by security holders(1)	8,332,510	22.68	26,843,947
Equity compensation plans not approved by security holders	0	0	0
Total	8,332,510	22.68	26,843,947

(1)	Stockholder Approved Plans. This Plan category includes the following plans: the 1994 Long Term Incentive Plan, as approved by the stockholders on May 10, 2005 (26,215,789 shares remain available for issuance under the plan), the Nonemployee Director Stock Incentive Plan, amended and restated effective as of April 1, 2007 (265,792 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last amended by the stockholders on May 10, 2005 (362,366 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, warrants and rights shown in column (b), stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2009 ANNUAL MEETING

Any holder of common stock who wishes to bring any business before the 2009 annual meeting must file a notice of the holder’s intent to do so no earlier than January 12, 2009 and no later than February 11, 2009. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2009 annual meeting must submit the proposal to the Vice President, Administration and Corporate Secretary of the Company by December 2, 2008. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2009 annual meeting.

Any holder of common stock who wishes to nominate a director at the 2009 annual meeting must file a notice of the nomination no earlier than January 12, 2009 and no later than February 11, 2009. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2007, except as follows: McCausland one late Form 4 with respect to one transaction on May 8, 2007 relating to the alternate retirement benefit in the form of restricted stock units held by such director pursuant to the Company’s Nonemployee Director Stock Incentive Plan; and one late Form 4 with respect to an open market purchase of common stock by Mr. McCracken on May 30, 2007; and two late Form 4 filings with respect to open market sales of stock in order to provide a contribution to a state university by Dr. Beering on August 16 and August 22, 2007.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2007. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 17, 2008.

AVAILABILITY OF FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of the Company’s shares upon written request to Gary W. Pottorff, Vice President, Administration and Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available at the Company’s website at www.nisource.com.

OTHER BUSINESS

The board of directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Please vote your shares by telephone, through the internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Gary W. Pottorff
Vice President, Administration and
Corporate Secretary

Dated: April 1, 2008

Exhibit A

Independence Standards

No director of the Company shall qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

In addition, a director of the Company shall not be deemed “independent” if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor;

(B) The director is a current employee of such a firm;

(C) The director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

(D) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds 1% of such other company’s consolidated gross revenues.

A-1

Exhibit B

Amendments to Certificate of Incorporation

(Additions are underlined; deletions are struck-out)

Article V.A.3 of the Certificate to be amended as follows:

3. Newly-created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum of the Board of Directors, acting at a regular or special meeting. If any applicable provision of the Delaware General Corporation Law, Article IV or any resolution adopted pursuant to Article IV expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such a meeting only by the affirmative vote of a majority of the combined voting powers of the outstanding shares of stock of the Corporation entitled to vote generally; provided, however, that when (a) pursuant to the provisions of Article IV or any resolutions adopted pursuant thereto, the holders of any series of Preferred Stock have the right (to the exclusion of holders of the Common Stock), and have exercised such right, to elect directors and (b) Delaware General Corporation Law, Article IV or any such resolution expressly confers on stockholders voting rights as aforesaid, if the directorship to be filled had been occupied by a director elected by the holders of Common Stock, then such directorship shall be filled by a majority vote as aforesaid, but if such directorship to be filled had been elected by holders of Preferred Stock, then such directorship shall be filled in accordance with Article IV or the applicable resolutions adopted under Article IV. Any director elected in accordance with the two preceding sentences shall hold office until such director’s successor shall have been elected and qualified unless such director was elected by holders of Preferred Stock (acting to the exclusion of the holders of Common Stock), in which case such director’s term shall expire in accordance with Article IV or the applicable resolutions adopted pursuant to Article IV. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director, except as otherwise provided in Article IV or the applicable resolutions adopted pursuant to Article IV with respect to directorships created pursuant to one or more series of Preferred Stock.

Article V.A.4 of the Certificate to be amended as follows:

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of a majority of the combined voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally, voting together as a single class (it being understood that for all purposes of this Article V, each share of Preferred Stock shall have the number of votes, if any, granted to it pursuant to this Amended and Restated Certificate of Incorporation or any resolution adopted pursuant to Article IV).

Article V.A.5 of the Certificate to be amended as follows:

Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or any resolution adopted pursuant to Article IV, the affirmative vote of at least a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such alteration, amendment or repeal is presented to the Board for adoption), shall be required to alter, amend or repeal this Article V, or any provision hereof.

Article VI.A of the Certificate to be amended as follows:

The Board of Directors shall have the power to make, alter, amend and repeal the Bylaws of the Corporation in such form and with such terms as the Board may determine, subject to the power granted to stockholders to alter or repeal the Bylaws provided under Delaware law; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such alteration, amendment or repeal is presented to the Board for adoption), shall be required to alter, amend or repeal any provision of the Bylaws which is to the same effect as any one or more sections of this Article VI.

B-1

PROXY PROXY This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc. for its Annual Meeting of Stockholders, May 13, 2008 The undersigned hereby appoints Robert C. Skaggs, Jr. and Michael W. O’Donnell, or either of them, the proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the Grand Wayne Convention Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802 on Tuesday, May 13, 2008, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. Unless otherwise marked, this proxy will be voted: “FOR” the nominees listed in Proposal I, “FOR” Ratification of the Independent Public Accountants in Proposal II and “FOR” Amending the Certificate of Incorporation of NiSource Inc. to Eliminate All Supermarjority Voting Requirements. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Vice President, Administration and the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person. PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (IMPORTANT — Continued and to be signed on reverse side.) Address Change/Comments (Mark the corresponding box on the reverse side) s FOLD AND DETACH HERE s You can now access your NiSource Inc. accounts online. Access your Nisource Inc. stockholder account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, Transfer Agent for NiSource Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® is a registered trademark of BNY Mellon Shareowner Services ****TRY IT OUT**** www.bnymellon.com/shareowner/ Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-888-884-7790

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE The Board of Directors recommends a vote “FOR” Proposals I, II, and III: Proposal II. Ratification of Independent FOR AGAINST ABSTAIN Proposal I. To elect eleven directors to serve on the Board of Directors, each for a one-year term Registered Public and until their respective successors are elected and qualified. Accountants. FOR AGAINST FOR AGAINST FOR AGAINST FOR AGAINST 01 Richard A. 04 Dennis E. 07 W. Lee 10 Richard L. In their discretion, the proxies Abdoo Foster Nutter Thompson are authorized to vote upon such other business as may properly FOR AGAINST FOR AGAINST FOR AGAINST FOR AGAINST come before the meeting or any 02 Steven C. 05 Michael E. 08 Ian M. 11 Carolyn Y. adjournment thereof. Beering Jesanis Rolland Woo FOR AGAINST FOR AGAINST FOR AGAINST FOR AGAINST ABSTAIN 03 Deborah S. 06 Marty K. 09 Robert C. Proposal III. To amend the Certificate Coleman Kittrell Skaggs, Jr. of Incorporation of NiSource Inc. to eliminate all supermajority voting requirements. MARK HERE IF YOU PLAN TO ATTEND THE MEETING PLEASE RETURN THIS PROXY CARD PROMPTLY. Signature Signature Dated (Please sign this proxy as your name appears on the Company’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.) s FOLD AND DETACH HERE s WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/ni 1-866-540-5760 Use the Internet to vote your proxy. OR Use any touch-tone telephone to Have your proxy card in hand vote the proxy. Have the proxy when you access the web site. card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.bnymellon.com/shareowner where step-by-step instructions will prompt you through enrollment. You can view the Annual Report and Proxy Statement on the internet at: http://ir.nisource.com/annuals.cfm